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                                                       Exhibit 10.21











                    FAIRCHILD NSC DEFERRED COMPENSATION PLAN TRUST

                        (Established Effective March 11, 1997)


                                  (Also Rabbi Trust)






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                                   TABLE OF CONTENTS


Section 1.   Establishment of Trust............................................1

Section 2.   Payments to Plan Participants and Their Beneficiaries.............2

Section 3.   Trustee Responsibility Regarding Payments to Trust
             Beneficiary When the Company Is Insolvent.........................3
Section 4.   Payments to the Company...........................................4

Section 5.   Investment Authority..............................................4

Section 6.   Disposition of Income.............................................5

Section 7.   Accounting by Trustee.............................................6

Section 8.   Responsibility of Trustee.........................................6

Section 9.   Compensation and Expenses of Trustee..............................7

Section 10.  Resignation and Removal of Trustee................................8

Section 11.  Appointment of Successor..........................................8

Section 12.  Amendment or Termination..........................................9

Section 13.  Miscellaneous.....................................................9

Section 14.  Effective Date....................................................9

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                    FAIRCHILD NSC DEFERRED COMPENSATION PLAN TRUST

               This Agreement is made effective as of the 11th day of March, 1997 by and between Fairchild Semiconductor Corporation, a Delaware corporation (the "Company"), and H.M. Payson & Co., a Maine corporation (the "Trustee").

               WHEREAS, the Company has assumed sponsorship of the National Semiconductor Corporation Deferred Compensation Plan (the "Plan"), a nonqualified supplemental deferred compensation plan, as amended, effective January 30, 1997, a true and complete copy of which is attached hereto as Schedule A;

               WHEREAS, the Company has incurred or expects to incur liability under the terms of the Plan with respect to the individuals participating in such Plan;

               WHEREAS, pursuant to its reserved powers under the Plan, the Company wishes to establish a trust (the "Trust"), to which National Semiconductor Corporation shall contribute on behalf of the Company, in accordance with certain benefit deferrals made under or subject to the Plan, which Trust assets shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

               WHEREAS, the Company wishes to appoint the Trustee to serve as trustee of the Trust, and the Trustee wishes to serve as trustee of the Trust, pursuant to the terms hereof;

               WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

               WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

               WHEREAS, the Plan and this Trust may be assumed and continued by FSC Semiconductor Corporation, a Delaware corporation (the corporate parent of the Company), immediately after the assumption of the Plan and establishment of this Trust by the Company;

               NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.  Establishment of Trust

               (a) Pursuant to participating employee deferrals made under or subject to the Plan, National Semiconductor Corporation shall deposit with the Trustee a certain sum of cash, which shall become the initial principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

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               (b)  The Trust hereby established is irrevocable.

               (c) The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

               (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors of the Company as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any benefit rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

               (e) The Company, in its sole discretion, in accordance with the Plan, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust agreement. Neither the Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

Section 2.  Payments to Plan Participants and Their Beneficiaries

               (a) The Company, by action of the Committee designated as the Plan Administrator under the Plan (the "Committee"), shall from time to time deliver to the Trustee a schedule and any amendments thereto (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan, including both in kind and cash distributions), and the time of commencement for payment of such amounts; provided, however, that no such Payment Schedule shall be inconsistent with the terms of the Stockholders Agreement (as hereinafter defined) or applicable law. The Trustee shall be entitled to rely on any schedule signed by the Committee as the Payment Schedule, or any amendment thereto. Except as otherwise provided herein, the Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule as from time to time in effect. Subject to the next succeeding sentence, the Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company. Each Plan participant or beneficiary shall be given the opportunity to elect whether to have taxes withheld from any distribution to him or her from the Trust, and Trust assets may be liquidated (if FSC Stock (as defined herein), then by such price and method provided under the Stockholders Agreement referenced in Section 5 below) to provide for such withholding and payment of taxes. The foregoing provisions of this paragraph (a) to the contrary notwithstanding,

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in the event that the Trust assets consist of FSC Stock, or any other assets that the Trustee is unable to liquidate, then (i) the Payment Schedule must provide for in-kind distributions and (ii) the Company shall be solely responsible for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan.

               (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Committee, and any claim for such benefits shall be considered and reviewed by the Committee under the procedures set out in the Plan.

               (c) The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries, and shall amend the Payment Schedule accordingly. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company if principal and earnings are not sufficient.

Section 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When the Company Is Insolvent

               (a) The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

               (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

                    (1) The Board of Directors and the President of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency. If the Trustee receives a notice in writing from any Director or the President of the Company that the Company is Insolvent, the Trustee may conclusively rely on such notice as a determination that the Company is Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

                    (2) Unless the Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to or obtained by the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company's solvency, including without limitation the advice of experts retained by the Trustee pursuant to Section 8 hereof.

                    (3) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust to cover the expenses of administering the Trust and for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

                    (4) The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

                    (5) To determine whether the Company is Insolvent, as provided in Parts (1) and (2) above, or not Insolvent (or no longer Insolvent) as provided in Part (4) above, the Trustee may at any time retain an independent public accounting firm to analyze whether the Company is Insolvent, and the Trustee shall be entitled to conclusively rely on the findings of such independent public accounting firm. If the Trustee at any time retains an independent public accounting firm for this purpose, the Company shall fully cooperate and provide such firm with any information that it may reasonably request to perform its analysis.

               (c) If the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance. The Committee shall amend the Payment Schedule to reflect how payment should be made of the amount remaining in this Trust.

Section 4.  Payments to the Company

               Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan, as reflected in the Payment Schedule.

Section 5.  Investment Authority

               It is understood and agreed that consistent with the purposes of the Plan and the measurement of earnings designated by Plan Participants under the Plan (as set forth on Schedule A hereto), the Trustee may invest all of the assets of the Trust in securities or obligations of the Company or an affiliate of the Company including an investment of all of the assets of the Trust in common or preferred stock of FSC Semiconductor Corporation (the
"FSC Stock"), and FSC Stock may continue to be held or invested in by the Trust even after the issuer ceases to be an affiliate of the Company). As deposits are made to the Trust, the Trustee may apply each deposit (or such portion thereof as instructed by the Company) promptly toward the purchase of shares of FSC Stock, although the Trustee shall have discretion to invest other than as directed by the Committee in order to fulfill the purposes of the Plan. Except as otherwise provided herein, all rights associated with assets of the Trust shall be exercised by the Trustee or any person(s) designated by the Trustee; provided, however, such rights shall in no event be exercisable by or rest with Plan participants. The Company shall have the right, at any time and from time to time, in its sole discretion, to substitute assets of equal fair market value (with respect to FSC Stock, using the per share price determined in accordance with the Securities Purchase and Holders Agreement (the "Stockholders Agreement") by and among FSC Semiconductor Corporation, Sterling Holding Company, LLC, National Semiconductor Corporation and certain Management Investors entered into on or about the effective date of this Trust, unless such Stock is then publicly-traded) for any asset held by the Trust; provided, however, that if the Company exercises such right, or if FSC Semiconductor Corporation redeems any FSC Stock held by the Trust or exchanges any FSC Stock held by the Trust for debentures or any other securities, the Trustee shall have no obligation to achieve the measurement of earnings designated by Plan participants and shall not bear any responsibility for the performance of the assets transferred to the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

               If the Trustee becomes the holder of shares of FSC Stock, it is authorized and directed to execute and deliver the Stockholders Agreement and Registration Rights Agreement for Common Stock, and to perform its obligations thereunder.

               Notwithstanding the foregoing, the Committee shall direct the Trustee how to respond to a tender offer or other discretionary offer to purchase of any FSC Stock held by the Trust. The Committee may direct the Trustee in the exercise of any voting rights appurtenant to any FSC Stock held by the Trust; in the absence of such direction, the Trustee may abstain from voting such FSC Stock.

Section 6.  Disposition of Income

               During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.  Accounting by Trustee

               The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within 60 days following the close of each calendar year and within 60 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section 8.  Responsibility of Trustee; Indemnification

               (a) The duties and obligations of the Trustee shall be limited to those expressly set forth in this Trust Agreement, notwithstanding any reference herein to the Plan. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall not be responsible for and shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or the Committee or any action taken by the Company or the Committee which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing.
 The Trustee may rely and act upon any certificate, notice or direction of the Committee, or of a person authorized to act on its behalf, or of the Company which the Trustee believes to be genuine and to have been signed by person or persons duly authorized to sign such certificate, notice or direction. The Trustee shall be under no duty or obligation to review any action to be taken, nor to recommend any action to be taken, at the direction of the Company or the Committee.

               (b) In the event of any dispute or question concerning the administration of this Trust, the Trustee may apply to a court of competent jurisdiction to resolve the dispute or question. In any such action, it shall be necessary to join as parties thereto only the Trustee, the Company and (where relevant) the Committee; any judgment or decree entered in such action shall be deemed conclusive upon all persons having or claiming any interest in the Trust assets or the Plan. If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify the Trustee against the Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments.

               (c) The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any question which may arise under this Trust Agreement or the Plan. An opinion of such counsel shall be full and complete protection with respect to any action taken, or omitted, by the Trustee hereunder in good faith in accordance with the opinion of such counsel.

               (d) The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

               (e) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

               (f) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

               (g) Notwithstanding any other provision of this Trust Agreement and to the fullest extent permitted by law, the Company agrees to indemnify, defend and hold harmless the Trustee, and each of its officers, managing directors, directors and agents, against any and all costs, damages, liabilities and expenses incurred by or imposed upon it or them in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any arbitration or other dispute resolution proceeding), in which it or they may be involved by reason of (i) the Trustee being, or having been, a trustee under the Plan; or
(ii) any action or inaction by it or them in connection with this Trust Agreement, other than acts of willful or reckless misconduct. Indemnified expenses shall include, without limitation, attorneys' fees, costs of investigation, expert witness fees, judgments, fines, amounts paid in settlement, and other similar or related expenses reasonably incurred by the Trustee in connection with the action, suit or proceeding.

                (h) If fiduciary liability insurance is purchased by or on behalf of the Company, the Trustee shall be added as a covered insured.

Section 9.  Compensation and Expenses of Trustee

               The Company agrees to pay the Trustee the compensation set forth on Schedule B hereto (as the same may be adjusted from time to time by written agreement of the Company and the Trustee), and to pay or promptly reimburse all fees and expenses reasonably incurred by or on behalf of the Trustee hereunder (including, without limitation, those arising under Section 8 and any indemnifiable expenses). If the Company has not paid any such amount within 30 days of receipt of an invoice for payment, the Trustee may pay such amount from the Trust. The Trustee is authorized to sell Trust assets in order to fund such liabilities, subject however to any applicable restrictions on sale of FSC Stock.

Section 10.  Resignation and Removal of Trustee

               (a) The Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and the Trustee agree otherwise.

               (b) The Trustee may be removed by the Company on 30 days' written notice, or upon shorter written notice, accepted by the Trustee.
Such removal shall be only for cause, consisting of the Trustee's breach of a material obligation under this Trust Agreement which breach the Trustee fails or refuses to cure within a reasonable period after notice thereof by the Company.

               (c) Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit. Notwithstanding the foregoing, the Trustee may reserve such money or other assets as it shall in its sole and absolute discretion deem advisable for payment of its fees and all expenses, and any balance of such reserve remaining after the payment of such charges shall be paid over to the successor Trustee. Upon completion of the succession and the rendering of its final accounts, the Trustee shall have no further responsibilities whatsoever under this Trust Agreement or the Plan.

               (d) If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be paid by the Company or, if the Company fails to pay, allowed as administrative expenses of the Trust.

Section 11.  Appointment of Successor

               (a)  If the Trustee resigns, or is removed, in accordance with
Section 10(a) or (b) hereof, the Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

               (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for, and the Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 12.  Amendment or Termination

               (a) This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

               (b) Except in accordance with (c) below, the Trust shall not terminate until the earlier of (i) the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, or (ii) the date on which there are no assets remaining in the Trust. Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Company.

               (c) Upon written approval of the Plan participants entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust by providing written notice to the Trustee prior to the time all benefit payments under the Plan have been made. The Trustee may rely conclusively on a written notice from the Committee that the Plan participants have so approved a termination of the Trust. All assets in the Trust upon such a termination shall be returned to the Company.

Section 13.  Miscellaneous

               (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition without invalidating the remaining provisions hereof.

               (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

               (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Maine.

               (d) Any communication to the Trustee, including any notice, direction, designation, certification, order, instruction or objection, shall be in writing and signed by the Company or another person authorized under the Plan to give the communication. Any such communication shall be deemed effective upon receipt or, if earlier, on the fourth business day after mailing thereof by U.S. registered or certified mail, return receipt requested, to H.M. Payson & Co., One Portland Square, P.O. Box 31, Portland, ME 04112, Attn: President.

Section 14.  Effective Date

               The effective date of this Trust Agreement shall be March 11, 1997.

               IN WITNESS WHEREOF, the Company and the Trustee have caused this Trust Agreement to be executed and delivered as of the effective date.


FAIRCHILD SEMICONDUCTOR            H.M. PAYSON & CO.
CORPORATION                        acting solely as Trustee


By: ____________________________        By: ___________________________
Its:  ____________________________       Its:  __________________________

                                      SCHEDULE A

                                    Plan Document


                          NATIONAL SEMICONDUCTOR CORPORATION
                              DEFERRED COMPENSATION PLAN




               1. Purpose. This plan is the National Semiconductor Corporation Deferred Compensation Plan (the "Plan"), established by National Semiconductor Corporation (the "Company"), a Delaware corporation, to permit certain employees ("Employees" or, singly, an "Employee") of the Memory, Discrete and Logic divisions of the Company ("Fairchild") to defer certain payments relating to the recapitalization of Fairchild, and to consolidate and restate certain deferrals. This Plan is expressly conditional upon the consummation of the reorganization of Fairchild pursuant to the Agreement and Plan of Recapitalization (the "Recapitalization Agreement") between the Company and Sterling Holding Company, LLC dated as of January 24, 1997 (the "Transaction"), and will be null and void if the Transaction is not so consummated. Subject to the preceding condition, the Plan shall be effective as of the date it is adopted by the Company. It is understood that the corporation that succeeds to the Fairchild business shall, as a part of the consummation of the Transaction, assume this Plan and all liabilities of the Company with respect to the payments due hereunder ("Plan Liabilities").

               2. Eligible Employees. The group of Employees eligible to participate in this Plan shall consist of each Employee (i) who is expected to become an employee of the corporation that will succeed to the Fairchild business pursuant to the Recapitalization Agreement, (ii) who has participated in and deferred amounts under the Company's Key Employee Incentive Plan ("KEIP"), who is a participant in the Discrete Retention Bonus Plan ("Retention Bonus Plan") and/or the enhanced benefits under the Discrete Performance Incentive Plan ("DPIP") -Executive Level as described in a memorandum dated August 21, 1996, or who has entered into any one of the letter agreements the Company issued concerning certain Employees' continued employment with the Company and certain payments relating to the Transaction (a "Transaction Letter"), and (iii) who is a member of a select group of management or highly compensated employees of the Company who is selected to participate in this Plan by the Retirement and Savings Program Administrative Committee of the Company.

               3. Deferrals. Each eligible Employee who is selected to participate in the Plan may previously have made one or more irrevocable elections to defer amounts that otherwise would have become payable pursuant to KEIP prior to the Company's 1997 fiscal year (a "Prior Deferral"). In addition, each eligible Employee may be electing, by completing his Schedule of Deferrals, to defer amounts that otherwise would become payable pursuant to KEIP for the Company's 1997 fiscal year, the Retention Bonus Plan, DPIP, and/or a Transaction Letter (the term "Transaction Letter" shall also include a certain Retention Agreement by and between the Company and Kirk P. Pond, dated July 2, 1996, as amended) (the "Payments"). The Prior Deferrals and the Payments that each Employee elects to defer (the "Deferrals") shall be listed on the Employee's Schedule of Deferrals, each of which shall constitute a part of this Plan, a form of which is attached hereto as Schedule A. Each Employee who participates in this Plan also shall elect by so designating on his Schedule of Deferrals the proportion (if any) of each Prior Deferral and of each Payment that shall be subject to deferral pursuant to, and all of the terms and conditions of, this Plan. Further, each Employee who participates in this Plan shall enter into a new written payment election form, a new written beneficiary designation form, and a new measurement of earnings form, which will set forth the terms and conditions of payment applicable to the Deferrals as of the effective date of this Plan, which elections, together with this Plan, shall restate the terms of each Prior Deferral agreement, except those terms relating to the election to defer amounts otherwise payable. Finally, each Employee, by executing his Schedule of Deferrals, shall consent to the assumption of this Plan and the Plan Liabilities by the corporation that succeeds to the Fairchild business and shall release the Company from the Plan Liabilities when those liabilities are assumed by that corporation in connection with the Transaction. A form of Payment Election Form, a form of Designation of Beneficiary Form, and a form of Measurement of Earnings Form are attached to this Plan as Schedules B, C and D, respectively.

               4. Administration. This Plan shall be administered by the Retirement and Savings Program Administrative Committee of the Company, or such other Committee as may be appointed from time to time ("Committee") by the Company or, upon consummation of the Transaction, by the Committee appointed by the corporation that succeeds to the Fairchild business, or by such other committee as may be appointed from time to time by that corporation or any other successor corporation that assumes this Plan (as applicable, the "Employer"). The Committee may, from time to time, adopt or rescind rules and regulations for carrying out the provisions and purposes of this Plan. Subject to the express provisions of this Plan, the Committee shall have authority and discretion to do everything necessary or appropriate to administer this Plan, including, without limitation, interpreting the provisions of this Plan and the election forms thereunder. All determinations made by the Committee with respect to this Plan shall be final, binding and conclusive. No member of the Committee shall be liable for any act or omission of the Committee or any other member of the Committee, or for any act or omission on his own part, in connection with the administration of this Plan, unless it resulted from the member's own willful misconduct.

               5. Deferral Account. Each Employee's Deferral amounts shall be credited to a separate deferred compensation account that shall be established on the books of the Employer (the "Account"). Each Employee's Deferrals shall be credited to the Account on the day following the effective date of the Plan or such later date as such Deferrals otherwise would have been payable to the Employee had he not elected to defer receipt of them.
The Account shall be used solely as a device for the measurement and determination of the amount of the Deferrals and earnings to be paid to the Employee in accordance with this Plan. The Account shall not constitute or be treated as a trust fund of any kind, the Employer shall be under no obligation to segregate any of its assets for purposes of the Account, and all amounts at any time credited to the Account shall be and remain the sole property of the Employer. No Employee shall have by virtue of his Account any ownership interest or rights of any nature with respect to specific assets of the Employer. Each Employee's rights shall be limited to those of a recipient of an unfunded, unsecured promise to pay amounts in the future and the Employee's position with respect to the amounts credited to his Account shall be that of a general unsecured creditor of the Employer. The amounts credited to each Employee's Account shall not be subject to seizure for the payment of any debts or judgments against him, and the Employee shall have no right to transfer, modify, anticipate, assign or encumber any of such amounts. Any purported seizure, transfer, modification, anticipation, assignment, encumbrance or transfer by operation of law shall be void. The Employer may establish one or more trusts (a so-called "rabbi trust") to provide a source for payments of Deferrals under this Plan but any assets owned or held by any such trust shall at all times and for all purposes be and remain unsegregated general assets that are the sole property of the Employer, as described in this Section 5.

               6. Earnings Credited to Account. Each Employee's Account shall be credited with earnings and losses, gains and expenses in accordance with the terms of his Measurement of Earnings Form, attached hereto as Schedule D.

               7. Payment of Account. The amount credited to each Employee's Account shall be paid or commence to be paid to the Employee at such time(s) and in accordance with such method(s) of payment as the Employee and the Employer agree in a written election in substantially the form attached hereto as Schedule B, which election shall be valid only if entered into at least thirteen consecutive calendar months prior to the date when the first payment is to be made. To the extent that the earnings and losses, gains and expenses on any amounts payable were measured as though the amounts were invested in Employer stock, those amounts shall be paid in Employer stock, other than any fractional shares, and all other amounts payable shall be paid in cash.

                    Notwithstanding the immediately preceding paragraph, the total unpaid amount credited to an Employee's Account shall be paid as soon as practicable in a single lump sum in cash upon the occurrence of any of the following events:

                    a. a liquidation or dissolution of the Employer, any sale of 50% or more of the equity interests in the Employer in a single transaction or a related series of transactions, the consummation of any consolidation or merger of the Employer with or into another entity, or any sale of all or substantially all the assets of the Employer, other than the Transaction;

                    b. to the Employee's beneficiary, upon the death of the Employee. "Beneficiary" shall mean the person(s) (which may include an individual, a trust, a corporation, or any other entity) the Employee designates as such in substantially the form attached hereto as Schedule C or, if there is no such designated beneficiary in existence at the time of the Employee's death, the Employee's spouse or, if none, the Employee's estate.

                    c. the one year anniversary of the lapse of the last of all the restrictions on the transfer of securities under the Securities Purchase and Holders Agreement by and among FSC Semiconductor Corporation, Sterling Holding Company, LLC, the Company, and certain management investors entered into as of the date of closing of the Transaction, to the extent all amounts credited to each Employee's Account have not then been paid.

               8. Hardship. The Employer, in its sole discretion, may accelerate payments of amounts credited to an Employee's Account if requested to do so. Such acceleration may occur only in the event of unforeseeable financial emergency or severe hardship resulting from one or more recent events beyond the control of the Employee and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship. Any such acceleration must be approved by the members of the Committee.

               9. Taxes. Each Employee, by signing his Schedule of Deferrals, agrees that, at the time the amount deferred is paid or, where required, earned, the Employer may withhold from any compensation or other payment made to the Employee the amount necessary, and/or that the Employee (whether or not he is then an employee of the Employer) otherwise will make appropriate arrangements with the Employer, for satisfaction of such tax withholding as may be required under federal, state, or local law with respect to such payment or deferred amount pursuant to any law or governmental regulation, ruling or order, and the Employer shall pay when due any taxes the Employer is required to pay with respect to the amount deferred.

               10. No Alienation. Except as otherwise provided herein, amounts credited to an Employee's Account shall not in any way be subject to the debts or other obligations of the Employee and may not be voluntarily or involuntarily sold, transferred or assigned by him.

               11. No Promise of Continuation. Nothing in this Plan shall confer upon any Employee the right to continue in the employment of the Employer or to receive any, or any particular rate of, compensation for services rendered as such; nor shall it interfere with or restrict in any way the rights of the Employer to discharge any Employee at any time for any reason whatsoever, with or without cause; nor shall it impose any obligation on any Employee to remain in the employ of the Employer.

               12. Amendment and Termination. The Employer may at any time and from time to time modify, amend or terminate this Plan in any respect effective as of any date the Employer determines; provided, that no such action may adversely affect the rights of any Employee or beneficiary with respect to any amount credited to the Employee's Account on or before the date of such action.

               13. Headings. The titles and headings used in this Plan are included for convenience only and shall not be construed as in any way affecting or modifying the text of this Plan, which text shall control.

               14. Governing Law. This Plan, and all determinations made and actions taken pursuant to the Plan, shall be governed by and construed in accordance with the laws of the State of Maine, without giving effect to the conflicts of laws provisions thereof.

               15. Claims Procedure. Claims for benefits under the Plan shall be filed in writing with the Committee. Written notice of the Committee's disposition of a claim generally shall be furnished to the claimant within 60 days after the application therefor is filed. However, if special circumstances exist of which the Committee notifies the claimant within such 60 day period, the Committee may extend such period to the extent necessary, but in no event beyond 120 days after the claim is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. Any claimant who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his claim within 60 days following the Committee's determination described in the preceding sentence. Upon such appeal, the claimant, or his representative, shall be entitled to examine pertinent documents, submit issues and comments in writing to the Committee, and meet with the Committee. The Committee shall review its decision and issue a final decision to the claimant in writing, generally within 60 days following such appeal. However, if special circumstances exist of which the Committee notifies the claimant within such 60 day period, the Committee may extend such period to the extent necessary, but in no event beyond 120 days following such appeal.

                                        SCHEDULE A

                                DEFERRED COMPENSATION PLAN

                                   Schedule of Deferrals

Employee:____________


Kind of Deferral         Applicable? (Y/N)        Deferral (% or $)
----------------         -----------------        -----------------

Prior KEIP Deferrals:    No

           1.

           2.

Fiscal Year 1997 KEIP

Retention Bonus Plan

DPIP

Transaction Letter:

           1. Stay-On Bonus

           2. Participation Pool

           3. Sales Bonus

Retention Agreement

               By signing and dating this Schedule, I hereby consent, agree and elect that all amounts of the Deferrals (including Prior Deferrals that are deferred hereunder) shall be governed, as of the Plan's effective date, by the terms of the Plan, which shall constitute a restatement of the Prior Deferrals to the extent provided in Sections 1 and 3 of the Plan. I further consent to the assumption of the Plan and the Plan Liabilities by the corporation that succeeds to the Fairchild business and shall release the Company from the Plan Liabilities when those liabilities are assumed by that corporation in connection with the Transaction.

Date:_______________          ____________________________________
                                             [Signature of Employee]

Instruction: Return signed Schedule to Nancy Ludgus, NSSC M/S 16-135 by February 21, 1997. Unless alternative arrangements are made in advance, applicable social security and medicare taxes will be withheld from deferrals.

                                             SCHEDULE B

                                    DEFERRED COMPENSATION PLAN

                                       Payment Election Form

Employee:____________


               I hereby elect to receive the amount credited to my deferred compensation Account under the attached Deferred Compensation Plan as follows:

               1. With respect to the amount credited to my Account the earnings and losses, gains and expenses ("Earnings") on which are determined as though the amounts were invested in either Class A common or Series A cumulative compounding preferred stock of the Employer:

               a. I elect that in no event shall I receive a payment prior to a date as soon as practicable following the date that any such shares, if actually held, would be redeemed by the Employer at that time either upon written request or in accordance with other agreements or governing instruments to which the Employer is then subject ("Agreements") to the extent that at that time all restrictions on the transfer of such shares imposed by law or under any Agreements have lapsed.

               b. In addition, I further elect to receive payment (you must select one item from this list):

                    / /   i.  In all events as stated in (a) above.

                    / / ii. If later than the date stated in (a), as soon as practicable following my termination of service with the Employer and its affiliates for any reason;

                    / /   iii.  If later than the date stated in (a), as soon as
                         practicable following the date I attain age     .

                    / /    iv.  Upon the later of (ii) or (iii) above.

                    / /     v.  Upon the earlier of (ii) or (iii) above.

               2. With respect to the amount credited to my Account that is credited with Earnings based on the yield on the Federated U.S. Trust Short-Term Government Money Market Fund, as reported by that fund I elect to receive payment (you must select one item from this list):

                    / / i. As soon as practicable following the date that any such shares, if actually held, would be redeemed by the Employer at that time either upon written request or in accordance with other agreements or governing instruments to which the Employer is then subject ("Agreements") to the extent that at that time all restrictions on the transfer of such shares imposed by law or under any Agreements have lapsed.

                    / / ii. As soon as practicable following my termination of service with the Employer and its affiliates for any reason;

                    / / iii. As soon as practicable following the date I attain age.

                    / /   iv.  Upon the latest of (i), (ii) or (iii) above.

                    / /    v.  Upon the earliest of (i), (ii) or (iii) above.



Date:_______________          ______________________________________________
                                   [Name of Employee]

                                             SCHEDULE C

                                     DEFERRED COMPENSATION PLAN

                                   Designation of Beneficiary Form

Employee:____________


               If my death occurs before all amounts credited to my deferred compensation Account under the attached Deferred Compensation Plan have been distributed, I hereby designate the following person(s) as my primary and, if desired, secondary beneficiary(ies) to receive such amounts, in the percentages indicated, pursuant to Section 7 of the Plan. If no percentages are indicated, the balance of my deferred compensation Account is to be distributed in equal portions to each Beneficiary.

               Primary Beneficiary(ies)

_______________%              ________________________________________
                              Name
                              ________________________________________
                              Address
                              ________________________________________
                              Social Security Number

_______________%              ________________________________________
                              Name
                              ________________________________________
                              Address
                              ________________________________________
                              Social Security Number

               Secondary Beneficiary(ies)

_______________%              ________________________________________
                              Name
                              ________________________________________
                              Address
                              ________________________________________
                              Social Security Number

_______________%              ________________________________________
                              Name
                              ________________________________________
                              Address
                              ________________________________________
                              Social Security Number

Date:_______________          ________________________________________
                              [Signature of Employee]

Instruction: Return signed Schedule to Nancy Ludgus, NSSC M/S 16-135 by February 21, 1997.

                                SCHEDULE D

                         DEFERRED COMPENSATION PLAN

                        Measurement of Earnings Form

Employee:________________


               I hereby elect, effective as of the date I become a participant in the Plan, that 100% of my Account shall be credited with interest set at the rate for long term A-rated corporate bonds, as reported by the investment banking firm of Salomon Brothers Inc. of New York City (or such other investment banking firm as the Committee hereafter may specify).

               I hereby elect, effective as of the closing date of the Transaction, to have earnings, losses, gains, and expenses of the amount credited to my deferred compensation Account under the Plan measured as follows:

                ___%/$___of my Account shall be credited with earnings, losses, gains, and expenses as if said amount were invested in shares of Series A Cumulative Compounding Preferred
          Stock, par value $.01 per share, of the Employer
          ("Preferred Stock"), based on the price per share being paid by Sterling Holding Company, LLC and the management investors under Section 2.2(e) and (f) of the Recapitalization Agreement, and remained invested in Preferred Stock at all times. If any dividends are paid on Preferred Stock during the deferral period under the Plan in cash or stock, my Account will be credited with the amount of cash or the number of shares of Preferred Stock, respectively, that would have been paid had I actually owned the shares then credited to my Account. Any amount credited to the Account as a result of cash dividends shall be credited thereafter with earnings, losses, gains, and expenses based on the yield on the Federated U.S. Trust Short-Term Government Money Market Fund, as reported by that fund.

          ____%/$___of my Account shall be credited with earnings, losses, gains, and expenses as if said amount were invested in shares of Class A Common Stock, par value $.01 per share, of the Employer ( "Common Stock"), based on the price per share being paid by Sterling Holding Company, LLC and the management investors under Section 2.2(e) and (f) of the Recapitalization Agreement, and remained invested in Common Stock at all times. If any dividends are paid on Common Stock during the deferral period under the Plan in cash or stock, my Account will be credited with the amount of cash or the number of shares of Common Stock, respectively, that would have been paid had I actually owned the shares then credited to my Account. Any amount credited to the Account as a result of cash dividends shall be credited thereafter with earnings, losses, gains, and expenses based on the yield on the Federated U.S. Trust Short-Term Government Money Market Fund, as reported by that fund.

          ___%/$___ of my Account shall be credited with earnings, losses, gains, and expenses based on the yield on the Federated U.S. Trust Short-Term Government Money Market Fund, as reported by that fund.




Date:_______________          ______________________________________________
                                   [Name of Employee]

                                 First Amendment to
                       Fairchild NSC Deferred Compensation Plan

                              Effective January 30, 1997

               WHEREAS, National Semiconductor Corporation established the National Semiconductor Corporation Deferred Compensation Plan (the "Plan"), effective January 30, 1997, pursuant to the terms of that certain Agreement and Plan of Recapitalization, dated January 24, 1997; and

                                             WHEREAS, Fairchild Semiconductor
Corporation (together with FSC Semiconductor Corporation, its parent corporation, the "Employer") is assuming the Plan and establishing a grantor trust in connection with the Plan as of March 10, 1997; and

               WHEREAS, the Employer and certain Plan participants are parties, with others, to a Securities Purchase and Holders Agreement, of even date herewith, which agreement contains limitations that could, under certain circumstances, conflict with the terms of the Plan and the obligations of the trustee under the associated trust; and

               WHEREAS, the Employer wishes to amend the Plan to cause the Plan (including all schedules thereto) to conform to the limitations set forth in the Securities Purchase and Holders Agreement; and

               WHEREAS, the Employer has reserved the right to amend the Plan, in its sole discretion, under Section 12 of the Plan document, subject to certain limitations; and

               WHEREAS, as of the date hereof, no amounts have been credited to the account of any participant under the Plan, or associated trust.

               NOW, THEREFORE, the Employer hereby amends the Plan, effective January 30, 1997, as follows:

               1. The second paragraph of Section 7 is hereby amended and restated in its entirety to read as follows:

               "Notwithstanding the immediately preceding paragraph, the unpaid amount credited to an Employee's Account shall be paid upon the occurrence of any of the following events as follows:

     a. the total unpaid amount shall be paid as soon as practicable upon a liquidation or dissolution of the Employer without an assumption and continuation of the Plan by another entity; a payment in this event shall be made in cash except that, to the extent an Employee has elected pursuant to Section 6 that earnings and losses, gains and expenses ("Earnings") be credited to his Account as if it were invested in shares of stock of the Employer ("Shares"), the amount credited to the Employee's Account shall be payable in cash only to the extent such Shares if actually held would be redeemed, repurchased or otherwise retired or cancelled for cash by the Employer at that time either upon written request or in accordance with other agreements or governing instruments to which the Employer is then subject ("Redeemed"), and the remainder of the amount credited to the Employee's Account, if any, shall be paid in such Shares.

     b. in cash upon any sale of 50% or more of the equity interests in the Employer's stock in a single transaction or a related series of transactions, the consummation of any consolidation or merger of the Employer with or into another entity, or any sale of all or substantially all of the assets of the Employer, other than the Transaction; a payment in this event shall be made as soon as practicable except that, to the extent an Employee has elected pursuant to Section 6 that Earnings be credited to his Account as if it were invested in Shares, the portion of the Employee's Account so credited shall be payable only to the extent such Shares, if actually held, would be Redeemed in connection with any such transaction, and the remainder of the amount credited to the Employee's Account shall not be paid by reason of this clause (b) of Section 7;

     c. in cash to the Employee's beneficiary upon the death of the Employee; a payment in this event shall be made as soon as practicable except that, to the extent the Employee has elected pursuant to Section 6 that Earnings be credited to his Account as if it were invested in Shares, the portion of the Employee's Account so credited shall be payable only to the extent such Shares, if actually held, would be Redeemed, and the remainder of the amount credited to the Employee's Account shall be paid as soon as practicable in cash each time any additional portion of such Shares would be Redeemed;

     d. the total unpaid amount credited to each Employee's Account shall be paid in cash as soon as practicable upon the Employer's mandatory redemption of its Series A Cumulative Compounding Preferred Stock, par value $.01 per share, pursuant to the applicable provisions of the Employer's Certificate of Incorporation.

               2. The first sentence of Section 4 of the Plan is amended by adding the following proviso at the end thereof:

               "provided, however, that no member of the Committee may be a participant in the Plan or an employee who may become eligible to participate in the Plan."

               3. The election forms attached to the Plan as Schedules A, B, C, and D shall be modified (and, if necessary, new forms shall be executed by participants) as and to the extent necessary to reflect the foregoing amendments. In particular, the last sentence of each of the first two indented paragraphs on Schedule D is hereby amended and restated in its entirety to read as follows:

      "Any amount credited to the Account as a result of cash dividends shall be credited thereafter with interest set at the rate of for long-term A-rated corporate bonds, as reported by the investment banking firm of Salomon Brothers Inc., of New York City (as reported by such other investment banking firm as the Committee may specify in its sole discretion)."

               IN WITNESS WHEREOF, this Amendment, having first been duly adopted by the Board of Directors of the Employer, has been executed by a duly authorized officer of the Employer on this 10th day of March, 1997, to be effective as of January 30, 1997.


                              FAIRCHILD SEMICONDUCTOR CORPORATION


                              ___________________________________
                              By:
                              Its:

                                      SCHEDULE B

                                     Trustee Fees

START UP FEE                                 $2,000.00 (payable at inception)

CUSTODY FEE                                  $2,400.00 per annum (payable
(for Trust assets                            quarterly)
consisting of common or
preferred stock of FSC
Semiconductor
Corporation)


TRUST SERVICE FEE                             8/10 percent for first $1 Million;
(for Trust assets other                      6/10 percent for second $1 Million;
than common or preferred                     4/10 percent for amounts greater
stock of FSC                                 than $2 Million
Semiconductor
Corporation)

INCOME FEE                                   2% of income collected
                                             (not including accrued
                                             but unpaid dividends on
                                             preferred stock of FSC
                                             Semiconductor Corporation
                                             paid upon termination of
                                             Trust)